As filed with the Securities and Exchange Commission on November 5, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENETIC TECHNOLOGIES LIMITED

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

AUSTRALIA; 98-0430700

(Jurisdiction of incorporation or organization and I.R.S. Employer Identification Number)

60-66 Hanover Street, Fitzroy, Victoria, 3065, Australia

Telephone: 011 61 3 8412 7000; Facsimile: 011 61 3 8412 7040

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711

Telephone: (302) 738 6680; Facsimile: (302) 738 7210

(Name, address, and telephone number of agent for service)

Copies of all correspondence should be sent to:

Ross Kaufman Esq., Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166

Telephone: (212) 801 9380; Facsimile: (212) 805 9380

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement and as determined in light of market condition

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum aggregate price per unit (2)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee
Ordinary shares no par value per share in the form of American Depositary Shares (1)	$		$25,000,000	$3,410.00	(4)

(1)

American Depositary Shares (as evidenced by American Depositary Receipts, each representing 30 ordinary shares) have been registered on a separate registration statement on Form F-6 filed on January 14, 2002 (File No. 333-14270), as amended on September 12, 2012 (File No. 333-183861).

(2)	Not specified as to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3.
(3)

The registrant is hereby registering an indeterminate number of ordinary shares of the registrant as may from time to time be offered at unspecified prices. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The securities registered hereunder include securities that may be purchased by underwriters to cover over-allotments, if any.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

You should read this Prospectus and the accompanying prospectus supplements carefully before you invest in our Securities.

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2012

The information in this prospectus is not complete and may be changed.We cannot sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Genetic Technologies Limited

$25,000,000

Ordinary Shares Represented by American Depositary Shares

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering.  We refer to the Ordinary Shares represented by American Depositary Shares as the “Securities”.  This prospectus describes the general manner in which our Securities may be offered using this Prospectus.  We will provide specific terms and offering prices of these Securities in supplements to this Prospectus.  You should read this Prospectus and the accompanying prospectus supplements carefully before you invest in our Securities.

We may offer the Securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis.  The prospectus supplement for each offering of Securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of Securities offered, you should refer to the section entitled “Plan of Distribution.”  The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our American Depositary Shares (“ADSs”) are listed on the NASDAQ Capital Market under the symbol “GENE” and our Ordinary Shares are listed on the Australian Securities Exchange under the symbol “GTG”.  On November 2, 2012, the last sale price of our common stock on the NASDAQ Capital Market was $3.34 per share and on the Australian Securities Exchange was A$0.11 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 5, 2012.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Genetic Technologies Limited.  Neither the delivery of this Prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Genetic Technologies Limited since the date hereof.  This Prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this process, we may, from time to time, sell the Securities described in this Prospectus in one or more offerings up to a dollar amount of $25,000,000.

This Prospectus provides you with a general description of the Securities that we may offer.  Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering.  The prospectus supplement may also add, update or change information contained in this Prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement.  You should read both this Prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of our Securities.  This Prospectus does not contain all of the information included in the registration statement.  For a more complete understanding of the offering of the Securities, you should refer to the registration statement, including the exhibits.  You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described under the heading “Where You Can Find Additional Information.”

To the extent there is a conflict between the information contained in this Prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this Prospectus or any prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.

The information in this Prospectus is accurate as of the date on the front cover.  You should not assume that the information contained in this Prospectus is accurate as of any other date.

Unless the context otherwise requires, in this prospectus, “GTG,” “Company,” “we,” “us” and “our” refer to Genetic Technologies Limited.  References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States and references to “AUD” or “A$” are to the lawful currency of Australia.

This Prospectus contains translations to certain Australian dollar amounts into U.S. dollars at specified rates solely for the convenience of the reader.  Unless otherwise specified, all translations from Australian dollars to U.S. dollars in this prospectus were made at the average interbank rate as of October 26, 2012, which was A$1.00 to US$1.0358.  We make no representation that the Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated in it by reference contain forward-looking statements that involve risks and uncertainties.  Forward-looking statements relate to future events or our future financial performance and include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the progress and timing of our clinical trials or product candidate development programs, the effect of existing and future regulations and the effects of competition.  These statements are based on our current expectations, beliefs and assumptions, and on information currently available to our management.  In some cases, you can identify forward-looking statements by the use of words such as “anticipate”, “expect”, “intend”, “plan”, “seek”, “may”, “will”, “should”, “could”, “would”, “believe”, “estimate”, “project”, “predict”, “potential”, “continue”, or the negative of such terms or similar expressions.  These forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activities, performance and other factors to be materially different from those anticipated in such forward-looking statements.  Factors that might cause such differences include the risks discussed in “Risk Factors.”

This list of risk factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.  You should consider these factors and the other cautionary statements made in this Prospectus, any prospectus supplement or the documents we incorporate by reference in this Prospectus as being applicable to all related forward-looking statements wherever they appear in this Prospectus, any prospectus supplement or the documents incorporated by reference.  We caution investors not to place significant reliance on the forward-looking statements contained herein.  These statements, like all statements in this prospectus, speak only as of the date hereof (unless another date is indicated) and we undertake no obligation to update or revise the statements.

Any statements in this Prospectus that relate to the Company’s expectations are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees.  Since this information may involve risks and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results.  Additional risks associated with Genetic Technologies’ business can be found in its periodic filings with the SEC.

ABOUT GENETIC TECHNOLOGIES LIMITED

We are a biotechnology company based in Melbourne, Australia.  The principal activity of the Company is the provision of genetic testing services.  The Company also conducts the global out-licensing of its intellectual property relating to “non-coding” DNA and supports two late-stage research and development projects.  During the 2011 financial year, the Company’s U.S. subsidiary, Phenogen Sciences Inc., established a sales and distribution operation based in Charlotte, North Carolina from which our BREVAGen™ breast cancer risk test was launched into the U.S. marketplace.

Genetic testing - industry background

The Human Genome Project announced (in April 2003) the completion of the first draft of the entire sequence of the human genome.  The biotechnology industry has since worked to build upon the vast amount of knowledge generated by that program in order to develop a better understanding of the genetic basis of human health and disease.  Increasingly, genetics is being shown to play a key role in the diagnosis and treatment of many diseases in humans, as well as diseases in animals and plants.  This increasing understanding of genetics is providing new information for understanding such predisposing or causative factors in many diseases.

A major focus in science is now the identification and analysis of genetic variations and disease-associated genes within the genome.  These genetic variations, or polymorphisms, in the DNA sequences vary between individuals.  The most common genetic variations are Single Nucleotide Polymorphisms, or SNPs, which are merely a difference in a single nucleotide.  The first draft of the human genome identified over 1.4 million SNPs that can be useful as positional signposts for disease-associated DNA sequences in a gene or as markers to map genes along a chromosome.  A significant number of these SNPs (perhaps more than 97%) are now known to be non-coding.

A genome is an organism’s complete set of DNA and the study of that DNA is called genomics.  Genomes vary in size, with bacteria displaying the smallest known genome at 600,000 DNA base pairs, while human and mouse genomes have over 3 billion.  The DNA of the human genome is organized into 24 distinct chromosomes that contain from 50 million to 250 million base pairs on each chromosome.  The DNA on each chromosome contains genes that are specific sequences that encode proteins that actually perform the work within a cell and also make up the cell itself.  Surprisingly, only about 2% to 5% of the human genome is organized into coding DNA, with the remainder being considered to be non-coding DNA.  The global patent portfolio on which our out-licensing activities is based is centered on proprietary methods for utilizing the valuable information contained within these non-coding regions.

Almost 99.9% of an individual’s genome is identical to that of every other individual’s genome.  However, even slight variations in sequence can drastically change how a gene functions.  Variations can lead to harmless changes, such as blue eyes instead of brown, or to major diseases such as cancer, cystic fibrosis, or cardiovascular disease.  Genetic variations can also be responsible for many of the differences in the ways individuals respond to drug therapies.  As a result of this knowledge, routine analysis of SNPs and other genetic variations is expected to play an increasingly important role in the discovery and development of new drugs, as well as in a variety of diagnostic therapeutic and other medical and life science applications.  Industry sources estimate there are millions of genetic variations in the human genome, creating demand for products and technologies that can quickly and accurately detect and analyze these variations.  It is thought that the medicine of the future will be dispensed to a patient based on his or her own specific DNA variations.  This type of “personalized medicine” will require sophisticated genetic tests to determine the genetic composition of an individual, and it is now recognized that such genetic make-up depends not only on the form of the coding DNA, but also the form of the associated non-coding DNA.

Genetic tests

Most genes come in many different forms, called alleles.  One or more allele may be associated with a particular disease state.  Genetic testing involves the direct examination of an individual’s DNA for a DNA marker associated with the allele of interest.  The determination of the particular alleles an individual has within his or her DNA is called genotyping.

The most commonly tested marker of a particular allele is a SNP.  As much as 98% of the human genome is considered to be non-coding DNA, the majority of the identified 1.4 million SNPs are also located in non-coding regions of DNA.  We believe that a license to our proprietary methods of analyzing non-coding regions of DNA will be absolutely necessary for many of the genetic tests of the future.  Similarly, tests for genetic abnormalities or mutations may involve not just individual SNPs, but also groups of SNPs or even larger sequences of DNA, and such abnormal sequences - large or small - may be located either in the coding region alone, or in the non-coding region alone, or in both the coding and non-coding regions of the gene (or genes) under examination.  Clearly, the variations within genes that may be responsible for a disease are now known to be much more complicated than was previously understood, and the role of non-coding DNA is now being found to be highly relevant in a growing number of diseases.  This similarly applies to genetic disorders in animals and plants.  Accordingly, in future, more and more genetic testing will look not only at coding variations, but also at the non-coding variations within a particular gene.

Background and history of the Company’s genetic testing business

(1) Paternity testing.  In the early 1990’s, GeneType AG established a small service testing laboratory in Melbourne, Australia, initially to show-case its non-coding inventions, but also to generate revenue to help support and fund its ambitious research programs in those early days.  Following the acquisition of several other small DNA testing laboratories in Australia, GeneType AG consolidated its genetic testing business such that the Company is now the largest provider of paternity and related testing services in Australia.  Further, our service testing laboratory in Fitzroy (an inner suburb of Melbourne, Victoria) is the leading non-Government genetic testing service provider in Australia.  We now have extensive experience in providing DNA-based individuality testing for the resolution of disputed paternity, the determination of familial relationships for immigration purposes and for forensic analysis.

The most common type of DNA testing is paternity testing - where we determine the father of a given child.  In order to perform this test we take a sample from the mother, alleged father and child.  The test can also be performed without the mother’s sample but this makes the analysis somewhat more complex and the price for the test increases accordingly.  We also provide a wide range of other related tests to establish identity using similar technology.

Over time, we have gained a reputation as a leading genetic testing laboratory, and progressively, we have received specimens for testing from other countries, most of which are located in the Asia-Pacific region.  In addition, we have received requests to perform tests outside of the area of human paternity which has led to the expansion of our testing services, as summarized below.

(2) Medical testing.  The strategic alliance with Myriad Genetics Inc. delivered to the Company exclusive rights in Australia and New Zealand to perform DNA testing for susceptibility to a range of cancers.  In April 2003, we established our cancer susceptibility testing facility within our Australian laboratory.  In June 2003, this facility was granted provisional accreditation by the National Association of Testing Authorities, Australia (“NATA”).  This important area of testing has since gained momentum, with the addition of new equipment and new employees joining the Company.

In November 2003, the Company joined the world-wide genetic testing network GENDIA as the sole reference laboratory for the network in Australia and New Zealand.  GENDIA consists of more than 50 laboratories from around the world, each contributing expertise in their respective disciplines to create a network capable of providing more than 2,000 different genetic tests.  This has provided the Company with the ability to offer comprehensive testing services to its customer base in the Asia-Pacific region as well as increasing our exposure to other markets.

In November 2004, the Company announced a strategic alliance with Australian biotechnology company Bionomics Limited for the commercialization of the diagnostic genetic test for the condition Severe Myoclonic Epilepsy in Infancy.  This test was the first to expand the Company’s human molecular diagnostics focus beyond cancer susceptibility testing.  In July 2006, we further cemented our position as Australia’s leading independent provider of complex genetic testing services with NATA granting further accreditation of our Melbourne laboratory to provide a wide range of complex genetic tests.  We committed to providing the gold standard in testing technology, with superior turn-around times and a substantially more cost efficient service.  Attainment of the further accreditation by NATA in the area of complex gene sequencing testing services has enabled various government funded genetics services to utilize the Company’s testing service to improve patient care.

Having established an excellent laboratory service with significant excess capacity, the Company announced in July 2008 that a commercial decision had been made to enforce the rights granted to it under an exclusive license from Myriad to perform diagnostic testing of the BRCA1 and BRCA2 genes in Australia and New Zealand.  However, following the removal of five Directors from the Board at the Company’s Annual General Meeting on November 19, 2008, the new Board undertook a formal review of the Company’s decision to enforce its BRCA testing rights and subsequently resolved to immediately revert to its original decision to allow other public laboratories in Australia to freely perform BRCA testing.

In October 2009, a new strategic direction was established to focus efforts in creating a portfolio of tests that would be aimed at assisting medical clinicians with cancer management.  This would comprise tests that were created by the Company and in-licensed from third parties which would then be marketed by Genetic Technologies in the Asia-Pacific region.  In November 2009, distribution agreements were executed with Trimgen and Rosetta Genomics of the U.S. to acquire distribution rights for their tests across Oceania.  In addition to the current test portfolio, GTG began introducing itself to the global oncology market via regular attendance at international medical conferences and direct to market selling activities.  An additional agreement to acquire local distribution rights from Response Genetics of the U.S. was then executed by the Company in January 2010.

In December 2009, Genetic Technologies negotiated an exclusive option to investigate the purchase of various assets from Perlegen Sciences, Inc. of Mountain View, California which included a breast cancer non-familial risk assessment test, BREVAGen™.  Those assets were subsequently purchased by the Company in April 2010.  Work then began on validating the test in GTG’s Australian laboratory as well as initiating the process for obtaining CLIA certification which would enable the Company to undertake the testing of samples received from the U.S. market.  By July 2010, a new U.S. subsidiary named Phenogen Sciences Inc. had been incorporated by the Company in Delaware to market and distribute the BREVAGen™ test across mainland U.S.A.

In April 2011, the Company announced that it had gained certification of its Australian laboratory under the U.S. Clinical Laboratories Improvements Amendments, as regulated by the Centers for Medicare and Medicaid in Baltimore, Maryland.  This certification, which enables the Company to accept and test samples from U.S. residents, was the culmination of preparations required for the U.S. launch of the Company’s BREVAGen™ test which occurred in June 2011.  Phenogen Sciences has since established an office in Charlotte, North Carolina and employed a number of key personnel, including an experienced local sales force which has since grown to ten, who service territories located in 49 of the 50 U.S. States (excluding New York, for which further approvals are required and are currently being sought).

(3) Forensic testing.  Recognizing the increasing use of DNA analysis in forensics and the demand this would place on existing government laboratories, in February 2004, the Company successfully gained forensics accreditation from the National Association of Testing Authorities, Australia (“NATA”).  We were the first non-government laboratory in Australia to be awarded this accreditation.  Since then, we have developed a highly efficient and technologically advanced forensics laboratory.  This capability was substantially advanced by our recent non-coding licensing deal with Applera Corporation under which we secured equipment and supplies essential to conducting forensics analysis.  Together with these resources and our experience in DNA analysis, the Company is becoming a major provider of DNA analysis services to the Australian forensics community.

In April 2006, we announced that we had been awarded a contract to supply the New South Wales (N.S.W.) Police Force with DNA analysis services, under which we provided services for an initial trial period of three months.  Following this successful trial, we executed a three year contract with the NSW Police Force in January 2008 for DNA analysis services for their volume crime samples, such as burglary and motor vehicle theft.  This contract represented a major breakthrough for the Company and was the first time in Australia that any Police Force had awarded a long-term contract to outsource the testing of their crime samples.  The initial term of the contract with the NSW Police Force ended in January 2011.  The contract has since been extended to January 2013.  The feedback regarding the contracted work to date has been wholly positive and the turnaround time targets stipulated in the current contract have been well exceeded.

We believe that a significant opportunity exists for the Company to assist other policing authorities to expeditiously process DNA samples and discussions have been held with two other State-based Police forces to investigate how GTG’s forensic capability could be utilized in their operations.  In addition, forensics work is being gained through the private legal market.

(4) Animal testing.  In May 2003, we acquired the assets of Genetic Science Services to expand the range of tests we can offer to include relevant genetic testing in animals - for example, progeny testing in horses, dogs, deer, sexing in birds, and animal disease identification and susceptibility testing for a range of animals, including exotic and zoo animals.  This acquisition also allowed the Company to support research projects involving other animals.

In addition to NATA accreditation for complex genetic analysis mentioned above, in 2006 GTG also received NATA accreditation for the provision of canine forensic analysis services.  We are the only laboratory in Australia to receive such accreditation.  This accreditation ensures that we will continue to be the laboratory of choice for all canine forensic analysis, especially where prosecutions are initiated for dog attacks.  In the state of Victoria alone, there are in excess of 7,000 dog incidents reported annually.  This accreditation, together with the recent announcement of a genetic test to determine the breed of dogs, places the Company in a strong position to provide genetic analysis services to local councils around Australia.  During 2008, the Company launched its Dog Attack Pack, a forensic tool enabling local government officers to collect samples from dog attacks and BITSA™, a breed identification test that uses DNA analysis to provide a history of a dog’s breed.

In September 2009, GTG again won a tender for being the exclusive provider of genetic services to Greyhounds Australasia.  At this time, the Company’s animals business was re-launched through a website www.animalnetwork.com.au which provides information on genetic tests, a database of breeder dog results supplied from GTG tests, services and the ability to order tests online.

By late 2009, the new strategy for GTG of focusing on genetic health started to impact the way resources would be used in the animals business.  This change in strategic direction meant that many ad-hoc and small / infrequent volume animal tests were eliminated from the animal testing portfolio.  A decision to focus solely on canine genetic tests meant an increase in establishing relationship with new channel partners.  In the Veterinary market, Gribbles was appointed as the Company’s exclusive distribution partner for Australia and New Zealand.  In the animal welfare area, our relationship with Lort Smith Animal Hospital continued and additional relationships established with the Animal Welfare Leagues in New South Wales and South Australia and the New Zealand Kennel Club.  Outside the main cities, distribution agreements were set up with ART in Rockhampton, Queensland.

Out-licensing of the Company’s “non-coding” technology

On August 29, 2000, the Company completed the acquisition of GeneType AG, a Swiss private company which had been incorporated in Zug, Switzerland on February 13, 1989 to exploit the commercialization of the hypothesis that the non-coding region of the human HLA gene complex of chromosome 6 is a valuable and highly ordered reservoir of useful genetic information, largely overlooked by the rest of the world at that time.  This hypothesis that the non-coding or “junk” regions of DNA were in reality not “junk”, but a valuable and highly ordered reservoir of useful genetic information, resulted in the Company successfully filing, and subsequently being granted, important patents in a number of countries around the world which now form the basis of the Company’s global out-licensing activities and which have resulted in the granting of more than 60 licenses, generating fees of approximately $70 million since 2002.

The Company is currently licensing its non-coding patents in the United States, Europe and elsewhere.  This strategy was initiated in late 2000, soon after GeneType AG and its non-coding patents were acquired by the Company.  Initially, we made contact with many companies in the United States and elsewhere, bringing the patents to their attention and indicating how they might benefit from a license to the Company’s non-coding patents.  The plan was to grant a number of licenses focusing primarily on the up-front fee component, and then to progressively build recurring annuity or royalty component of subsequent licenses.  When we identified companies that appeared to be infringing our patents, while also indicating they would not take a license, we put them on formal notice under our patent insurance policy.  Overall, the strategy has unfolded as planned.

In recent years, this strategy had evolved further with the appointment of Colorado-based law firm Sheridan Ross PC as our “assertion” partner.  With their assistance, the Company has now filed a number of patent infringement suits in the U.S. against more than 25 separate parties with settlement and license agreements having since been executed with a number of these parties.  As of the date of this Prospectus, negotiations continue with a number of the remaining parties.

Our late-stage research projects

Up until April 2012, Genetic Technologies supported two research programs (“RareCellect™” and “ImmunAid™”), details of which have been provided in our Form 20-F as of June 30, 2012.  In previous years, other projects, which have since been terminated, have also been supported by the Company.  Some projects have arisen from new inventions made by the Company while some have been made by others who have approached the Company seeking collaboration and support for their activities.

As of the date of this Prospectus, the Company is still supporting the RareCellect project.  However, on April 12, 2012, the Company’s former subsidiary, ImmunAid Pty. Ltd., which manages the ImmunAid project, was deconsolidated from the Group following a successful fundraising of $1,000,000 by that company.  As a result, the ImmunAid project is no longer managed or supported by the Group.  Following the raising of the new equity by ImmunAid Pty. Ltd., the Company’s remaining 45.5% interest in that company was revalued to $4,546,951 in the Company’s balance sheet as of June 30, 2012.

In March 2001, the Company began to develop and commercialize patents relating to the recovery of fetal cells circulating in the peripheral blood of a pregnant woman.  This project is known as “RareCellect™”.  The Company believes that RareCellect™ offers a unique opportunity to successfully penetrate the $2 billion global prenatal testing market, with the potential for market launch within three to five years.  By offering a safe sampling and processing methodology that provides sufficient fetal material for subsequent analysis, it has the potential to displace currently available invasive diagnostic procedures.  Amniocentesis and chorionic villus sampling represent an estimated $1 billion market per annum in the U.S. alone.  A non-invasive and safe alternative to amniocentesis / CVS could replace and even expand (to lower risk pregnancies) this market.

A comprehensive memorandum detailing technical aspects of the technology and the commercial potential of the project has been compiled, as has a virtual data room containing a full data package on the project.  As detailed above, a number of international parties who operate in the RareCellect™ space have now been identified with a view to partnering the project by way of out-license or co-development arrangement on acceptable commercial terms.

Corporate information

Genetic Technologies Limited was incorporated on January 5, 1987 as Concord Mining NL in Western Australia.  On August 13, 1991, we changed our name to Consolidated Victorian Gold Mines NL to better reflect the operations of the Company at the time.  On December 2, 1991, we again changed our name to Consolidated Victorian Mines NL.  On March 5, 1995, we again changed our name to Duketon Goldfields NL.  On October 15, 1995, we changed our status from a “No Liability” company to a company limited by shares and the name became Duketon Goldfields Limited.  On August 29, 2000, we changed our name to Genetic Technologies Limited, which is the current name of the Company.

On August 29, 2000, Duketon Goldfields Limited received shareholder approval to change its activities from a mining company to a biotechnology and genetics company on the acquisition of all the issued capital of GeneType AG of Switzerland.  Following the acquisition of GeneType AG, we focused on the development and commercialization of genetic concepts primarily related to our intron sequence patents and genomic mapping patents and the establishment of its fee for service genetic testing business.

We are jointly listed on the NASDAQ Capital Market under the ticker “GENE” and on the Australian Securities Exchange under the symbol “GTG”.  Our Australian Company Number (ACN) is 009 212 328.  Our Australian Business Number (ABN) is 17 009 212 328.  We currently employ approximately 56 employees and we operate pursuant to our constitution, the Australian Corporations Act 2001, the Listing Rules of the Australian Securities Exchange, the Marketplace Rules of NASDAQ and, where applicable, local, state and federal legislation in the countries in which we operate.

Our registered office, headquarters and laboratory are all located at 60-66 Hanover Street, Fitzroy, Victoria, 3065 Australia.  Our telephone number is +61 3 8412 7000.  Our website address is www.gtglabs.com.  The offices of our U.S. subsidiary, Phenogen Sciences Inc., are located at 9115 Harris Corners Parkway, Suite 320, Charlotte, North Carolina, 28269 U.S.A.  The telephone number for the Phenogen Sciences office is +1 877 992 7382.  Information on our websites and websites linked to them do not constitute part of this Prospectus.

RISK FACTORS

You should be aware that there are various risks to an investment in our Securities, including those described below.  You should carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus, before you decide to invest in our Securities.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected.  If that happens, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our stock price is volatile and can fluctuate significantly based on events not in our control and general industry conditions.  As a result, the value of your investment may decline significantly.

The biotechnology sector can be particularly vulnerable to abrupt changes in investor sentiment.  Stock prices of companies in the biotechnology industry, including ours, can swing dramatically, with little relationship to operating performance.  Our stock price may be affected by a number of factors including, but not limited to:

•             product development events;

•             the outcome of litigation;

•             decisions relating to intellectual property rights;

•             the entrance of competitive products or technologies into our markets;

•             new medical discoveries;

•             the establishment of strategic partnerships and alliances;

•             changes in reimbursement policies or other practices related to the pharmaceutical industry; or

•             other industry and market changes or trends.

Since our listing on the Australian Securities Exchange in August 2000, the price of our Ordinary Shares has ranged from a low of $0.02 to a high of $1.05 per share.  Further fluctuations are likely to occur due to events which are not within our control and general market conditions affecting the biotechnology sector or the stock market generally.

In addition, low trading volume may increase the volatility of the price of our ADSs.  A thin trading market could cause the price of our ADSs to fluctuate significantly more than the stock market as a whole.  For example, trades involving a relatively small number of our ADSs may have a greater impact on the trading price for our ADSs than would be the case if the trading volume were higher.

The following chart illustrates the fluctuation in the price of our shares (in Australian dollars) over the last five years:

The fact that we do not expect to pay cash dividends may lead to decreased prices for our stock.

We have never paid a cash dividend on our Ordinary Shares and we do not anticipate paying a cash dividend in the foreseeable future.  We intend to retain future cash earnings, if any, for reinvestment in the development and expansion of our business.  Whether we pay cash dividends in the future will be at the discretion of our Board of directors and may be dependent on our financial condition, results of operations, capital requirements and any other factors our Board of directors decides is relevant.  As a result, an investor may only recognize an economic gain on an investment in our stock from an appreciation in the price of our stock.

You may have difficulty in effecting service of legal process and enforcing judgments against us and our Management.

We are a public company limited by shares, registered and operating under the Australian Corporations Act 2001.  The majority of our directors and officers named in this Annual Report reside outside the U.S.  Substantially all, or a substantial portion of, the assets of those persons are also located outside the U.S.  As a result, it may not be possible to affect service on such persons in the U.S. or to enforce, in foreign courts, judgments against such persons obtained in U.S. courts and predicated on the civil liability provisions of the federal securities laws of the U.S.  Furthermore, substantially all of our directly-owned assets are located outside the U.S., and, as such, any judgment obtained in the U.S. against us may not be collectible within the U.S.  There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia.

Because we are not necessarily required to provide you with the same information as an issuer of securities based in the United States, you may not be afforded the same protection or information you would have if you had invested in a public corporation based in the United States.

We are exempt from certain provisions of the Securities Exchange Act of 1934, as amended, commonly referred to as the Exchange Act, that are applicable to U.S. public companies, including (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time.  The exempt provisions would be available to you if you had invested in a U.S. corporation.

However, in line with the Australian Securities Exchange regulations, we disclose our financial results on a semi-annual basis which are required to have a limited review semi-annually and to be fully audited annually.   The information, which may have an effect on our stock price on the Australian Securities Exchange, will also be disclosed to the Australian Securities Exchange and the Securities Exchange Commission.  Other relevant information pertaining to our Company will also be disclosed in line with the Australian Securities Exchange regulations and information dissemination requirements for listed companies.  We will provide our semi-annual results and other material information that we make public in Australia in the U.S. under the cover of an SEC Form 6-K.  Nevertheless, you may not be afforded the same protection or information, which would be made available to you, were you investing in a United States public corporation because the requirements of a Form 10-Q and Form 8-K are not applicable to us.

If significant liquidity does not eventuate for our ADSs on NASDAQ, your ability to resell your ADSs could be negatively affected because there would be limited buyers for your interests.

Historically, there was virtually no trading in our ADSs through the pink sheets after the establishment of our Level I ADR Program.  However, subsequent to the Level II listing of our ADSs on the NASDAQ Global Market on September 2, 2005, the trading volumes of our ADSs have increased.  The Company subsequently transferred the listing of its ADSs to the NASDAQ Capital Market effective as from June 30, 2010.  An active trading market for the ADSs, however, may not be maintained in the future.  If an active trading market is not maintained, the liquidity and trading prices of the ADSs could be negatively affected.

In certain circumstances, holders of ADRs may have limited rights relative to holders of Ordinary Shares.

The rights of holders of ADSs with respect to the voting of Ordinary Shares and the right to receive certain distributions may be limited in certain respects by the deposit agreement entered into by us and The Bank of New York Mellon.  For example, although ADS holders are entitled under the deposit agreement, subject to any applicable provisions of Australian law and of our Constitution, to instruct the depositary as to the exercise of the voting rights pertaining to the Ordinary Shares represented by the American Depositary Shares, and the depositary has agreed that it will try, as far as practical, to vote the Ordinary Shares so represented in accordance with such instructions, ADS holders may not receive notices sent by the depositary in time to ensure that the depositary will vote the Ordinary Shares.  This means that, from a practical point of view, the holders of ADRs may not be able to exercise their right to vote.  In addition, under the deposit agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions.  We have no obligation to take any action to permit distributions to holders of our ADRs.  As a result, holders of ADRs may not receive distributions made by us.

Our Company has a history of incurring losses.

The business now called Genetic Technologies Limited was founded in 1989.  Up until the year ended June 30, 2011, we have incurred operating losses in every year of our existence.  We incurred net losses of $5,446,089 for year ended June 30, 2008, net losses of $7,841,073 for year ended June 30, 2009, net losses of $9,343,766 for year ended June 30, 2010, a net profit of $910,002 for year ended June 30, 2011 and net losses of $5,287,523 for year ended June 30, 2012.  As of June 30, 2012, we have accumulated losses of $72,751,549 and the extent of any future losses and whether or not the Company can generate profits remains uncertain.

Risks Related to our Industry

Our sales cycle is typically lengthy.

The sales cycle for our testing products and license generation is typically lengthy.  As a result, we may expend substantial funds and management effort with no assurance of successfully selling our products or services or granting new licenses.  Our ability to obtain customers for our genetic testing services depends significantly on the perception that our services can help accelerate efforts in genomics.  The sales cycle is typically lengthy.  Our sales effort requires the effective demonstration of the benefits of our services to, and significant training of, many different departments within a potential customer.  In addition, we sometimes are required to negotiate agreements containing terms unique to each customer.  With respect to license generation, it is common for negotiations with licensees to take many months before a license is eventually granted.  Our business could also be adversely affected if we expend money without any return.

If our competitors develop superior products, our operations and financial condition could be affected.

We are currently subject to limited competition from biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies that are pursuing products and services which are substantially similar to our genetic testing services, or which otherwise address the needs of our customers and potential customers.  Our competitors in the testing market include private and public sector enterprises located in Australia, the U.S. and elsewhere.  Many of the organizations competing with us have greater experience in the areas of finance, research and development, manufacturing, marketing, sales, distribution, technical and regulatory matters than we do.  In addition, many current and potential competitors have greater name / brand recognition and more extensive collaborative relationships.  However, because of our patents, we have virtually no competition in the licensing area.

Our competitive position in the genetic testing area is based upon, amongst other things, our ability to:

•             create and maintain scientifically-advanced technology and offer proprietary products and services;

•             attract and retain qualified personnel;

•             obtain patent or other protection for our products and services;

•             obtain required government approvals and other accreditations on a timely basis; and

•             successfully market our products and services.

If we are not successful in meeting these goals, our business could be adversely affected.  Similarly, our competitors may succeed in developing technologies, products or services that are more effective than any that we are developing or that would render our technology and services obsolete, noncompetitive or uneconomical.

We rely heavily upon our patents and proprietary technology and any future claims that our patents are invalid could seriously affect our licensing business and adversely affect our revenues and our financial condition.

We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to genetic technologies.  We expect to aggressively patent and protect our proprietary technologies.  However, we cannot be certain that any additional patents will be issued to us as a result of our domestic or foreign patent applications or that any of our patents will withstand challenges by others.  Patents issued to, or licensed by, us may be infringed or third parties may independently develop the same or similar technologies.  Similarly, our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business.  We may sue or be sued by third parties regarding our patents and other intellectual property rights.  These suits are often costly and would divert valuable funds and technical resources from our operations and cause distraction to Management.

We have important relationships with external parties over whom we have limited control.

We have relationships with academic consultants and other advisers who are not employed by us.  Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities.  These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us.  Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies.  However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations.  To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

If we are unable to protect our proprietary assets, we may not be able to commercialize products or services.

Our commercial success partially depends on our ability to obtain patent protection for many aspects of our business, including the products, methods and services we develop.  Patents issued to us may not provide us with substantial protection or be commercially beneficial to us.  The issuance of a patent is not conclusive as to its validity or its enforceability.  In addition, our patent applications or those we have licensed, may not result in issued patents.  If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries which could harm our competitive position.  We also may apply for patent protection on novel genetic variations in known genes and their uses, as well as novel uses for previously identified genetic variations discovered by third parties.  In the latter cases, we may need a license from the holder of the patent with respect to such genetic variations in order to make, use or sell any related products.  We may not be able to acquire such licenses on terms acceptable to us, if at all.

Certain parties are attempting to rapidly identify and characterize genes and genetic variations through the use of sequencing and other technologies.  To the extent that any patents are issued to other parties on such partial or full-length genes or genetic variations or uses for such genes or genetic variations, the risk increases that the sale of products or services developed by us or our collaborators may give rise to claims of patent infringement against us.  Others may have filed and, in the future, are likely to file patent applications covering many genetic variations and their uses.  Any such patent applications may have priority over our patent applications and could further require us to obtain rights to previously issued patents covering genetic variations.  Any license that we may require under any such patent may not be made available to us on commercially acceptable terms, if at all.

We may be sued for infringing on the intellectual property rights of others.  We could also become involved in interference proceedings in the United States Patent and Trademark Office to determine the relative priority of our patents or patent applications and those of the other parties involved in the interference proceeding.  Intellectual property proceedings are costly, and could affect our results of operations.  These proceedings can also divert the attention of managerial and technical personnel.  If we do not prevail in any intellectual property proceeding, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question.  In interference proceedings, our patent rights could be invalidated and the scope of our patents could be limited.  If we are unable to obtain licenses to intellectual property rights that we need to conduct our business, or are unable to design around any third party patent, we may be unable to sell some of our products, which will result in reduced revenue.

We have in the past and may in the future become a party to litigation involving patents and intellectual property rights.  We have previously commenced litigation against a number of parties to protect our rights pertaining to our intellectual property.  We may in the future receive claims of infringement of intellectual property rights from other parties.  If we do not prevail in any future legal proceedings, we may be required to pay significant monetary damages.  In addition, we could also be prevented from using certain processes or prevented from selling certain configurations of our products or services that were found to be within the scope of the patent claims.  In the event we did not prevail in any future proceeding, we would either have to obtain licenses from the other party, avoid certain product configurations or modify some of our products, services and processes to design around the patents.  Licenses could be costly or unavailable on commercially reasonable terms.  Designing around patents or focusing efforts on different configurations could be time consuming, and we may have to remove some of our products or services from the market while we were completing redesigns.  Accordingly, if we are unable to settle future intellectual property disputes through licensing or similar arrangements, or if any such future disputes are determined adversely to us, our ability to market and sell our products and services could be harmed.  This would in turn reduce demands for our services and harm our financial condition and results of operations.

In addition, in order to protect or enforce our patent rights or to protect our ability to operate our business, we may need to initiate other patent litigation against third parties.  These lawsuits could be expensive, take significant time to resolve, and could divert Management’s attention from other business concerns.  These lawsuits could result in the invalidation or limitation in the scope of our patents or forfeiture of the rights associated with our patents.  We may not prevail in any such proceedings and a court may find damages or award other remedies in favor of our opposing party in any of these suits.  During the course of any future proceedings, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation.  Securities analysts or investors may perceive these announcements to be negative, which could cause the market price of our stock to decline.

We may be subject to professional liability suits and our insurance may not be sufficient to cover damages.  If this occurs, our business and financial condition may be adversely affected.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of genetic tests.  The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to professional liability claims and possible adverse publicity.  We may be subject to claims resulting from incorrect results of analysis of genetic variations or other screening tests performed using our services.  Litigation of such claims could be costly.  We could expend significant funds during any litigation proceeding brought against us.  Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could significantly harm our financial condition.  Although we have public and product liability insurance coverage under broadform liability and professional indemnity policies, for an aggregate amount of $60,000,000, the level or breadth of our coverage may not be adequate to fully cover potential liability claims.  To date we have not been subject to any claims, or ultimately liability, in excess of the amount of our coverage.  In addition, we may not be able to obtain additional professional liability coverage in the future at an acceptable cost.  A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of professional liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

We use potentially hazardous materials, chemicals and patient samples in our business and any disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development, production and service activities involve the controlled use of hazardous laboratory materials and chemicals, including small quantities of acid and alcohol, and patient tissue and blood samples.  We do not knowingly deal with infectious samples.  We, our collaborators and service providers are subject to stringent Australian federal, state and local laws and regulations governing occupational health and safety standards, including those governing the use, storage, handling and disposal of these materials and certain waste products.  However, we could be liable for accidental contamination or discharge or any resultant injury from hazardous materials, and conveyance, processing, and storage of and data on patient samples.  If we, our collaborators or service providers fail to comply with applicable laws or regulations, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources.  Further, future changes to environmental health and safety laws could cause us to incur additional expense or restrict our operations.  We have never had a reportable serious injury through the date of this Annual Report.

In addition, our collaborators and service providers may be working with these types of hazardous materials, including hazardous chemicals, in connection with our collaborations.  In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these patient samples that may contain viruses and hazardous materials.  The cost of this liability could exceed our resources.  While we maintain broadform liability insurance coverage for these risks, in the amount of up to $40,000,000, the level or breadth of our coverage may not be adequate to fully cover potential liability claims.  To date, we have not been subject to claims, or ultimately liability, in excess of the amount of our coverage.  Our broadform insurance coverage also covers us against losses arising from an interruption of our business activities as a result of the mishandling of such materials.  We also maintain workers’ compensation insurance, which is mandatory in Australia, covering all of our workers in the event of injury.

We depend on the collaborative efforts of our academic and corporate partners for research, development and commercialization of some of our products.  A breach by our partners of their obligations, or the termination of the relationship, could deprive us of valuable resources and require additional investment of time and money.

Our strategy for research, development and commercialization of some of our products has historically involved entering into various arrangements with academic and corporate partners and others.  As a result, our strategy depends, in part, upon the success of these outside parties in performing their responsibilities.  Our collaborators may also be our competitors.  We cannot necessarily control the amount and timing of resources that our collaborators devote to performing their contractual obligations and we have no certainty that these parties will perform their obligations as expected or that any revenue will be derived from these arrangements.

If our collaborators breach or terminate their agreement with us or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative arrangement may be delayed.  If that is the case, we may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional funds or other resources to such development or commercialization, or such development or commercialization could be terminated.  The termination or cancellation of collaborative arrangements could adversely affect our financial condition, intellectual property position and general operations.  In addition, disagreements between collaborators and us could lead to delays in the collaborative research, development, or commercialization of certain products or could require or result in formal legal process or arbitration for resolution.  These consequences could be time-consuming and expensive and could have material adverse effects on us.

Other than our contractual rights under our license agreements, we may be limited in our ability to convince our licensees to fulfill their obligations.  If our licensees fail to act promptly and effectively, or if a dispute arises, it could have a material adverse effect on our results of operations and the price of our Ordinary Shares and ADSs.

We rely upon scientific, technical and clinical data supplied by academic and corporate collaborators, licensors, licensees, independent contractors and others in the evaluation and development of potential therapeutic methods.  There may be errors or omissions in this data that would materially adversely affect the development of these methods.

We may seek additional collaborative arrangements to develop and commercialize our products in the future.  We may not  be able to negotiate acceptable arrangements in the future and, if negotiated, we have no certainty that they will be on favorable terms or if they will be successful.  In addition, our partners may pursue alternative technologies independently or in collaboration with others as a means of developing treatments for the diseases targeted by their collaborative programs with us.  If any of these events occurs, the progress of the Company could be adversely affected and our results of operations and financial condition could suffer.

Problems associated with international business operations could affect our ability to license our technology and our results of operations.

We seek to license our intellectual property and to market our growing range of other products and services on a global scale, including in countries that are considered to provide significantly less protection to intellectual property than the United States and Australia.  In addition, a number of other risks are inherent in international transactions and commerce, including political and economic instability, foreign currency exchange fluctuations and changes in tax laws.

Government regulation of genetic research or testing may adversely affect the demand for our services and impair our business and operations.

Apart from accreditation requirements, we are generally not subject to regulation.  From time to time, federal, state and/or local governments adopt regulations relating to the conduct of genetic research and genetic testing.  In future, these regulations could limit or restrict genetic research activities as well as genetic testing for research or clinical purposes.  In addition, if such regulations are adopted, these regulations may be inconsistent with, or in conflict with, regulations adopted by other government bodies.  Regulations relating to genetic research activities could adversely affect our ability to conduct our research and development activities.  Regulations restricting genetic testing could adversely affect our ability to market and sell our products and services.  Accordingly, any regulations of this nature could increase the costs of our operations or restrict our ability to conduct our testing business and might adversely affect our operations and financial condition.

DESCRIPTION OF SECURITIES WE MAY OFFER

ORDINARY SHARES

General

The following description of our ordinary shares is only a summary.  We encourage you to read our Constitution which is included as an exhibit to this registration statement of which this Prospectus forms a part.  We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law.  As of June 30, 2012, we had a total of 464,771,819 ordinary shares outstanding.  Based on a conversion ratio of 30:1, this equated to a total of 15,492,394 American Depositary Shares.  As of the date of this Prospectus, these numbers had increased to 474,971,819 ordinary shares, representing 15,832,394 American Depositary Shares.  No ordinary shares are held by or on behalf of Genetic Technologies Limited.  In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities.

Our directors and senior management hold a total of 1,971,554 ordinary shares.  Certain senior executives also hold 3,400,000 outstanding options to purchase ordinary shares which are exercisable at variable prices ranging from A$0.045 to A$0.14 and at various times up to, and including, August 29, 2017.

Our board of directors is in the process of restructuring the Company’s long-term incentive scheme to ensure it adequately incentivizes and rewards our senior employees to deliver superior shareholder returns.  The introduction of such a scheme may require the prior approval of our shareholders.

We also have employees holding outstanding options to purchase ordinary shares which are exercisable at various dates and for various exercise prices into fully paid ordinary shares.  As of October 31, 2012, we had outstanding options to purchase a total of 6,425,000 ordinary shares held by our employees, excluding directors and senior management.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Securities Exchange, the Corporations Act 2001 and other applicable law.  A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below.  Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

Changes to Our Share Capital During the Last Five Years

During the last five years to June 30, 2012, the following changes have been made to our ordinary share capital:

Date	Nature of issue	Number of Ordinary Shares issued / outstanding	Movement in share capital / balance A$
As of June 30, 2006		362,389,899	70,243,996
	There were no Ordinary Shares issued in 2007	—	—
As of June 30, 2007		362,389,899	70,243,996
	There were no Ordinary Shares issued in 2008	—	—
As of June 30, 2008		362,389,899	70,243,996
July 22, 2008	Acquisition of Frozen Puppies Dot Com Pty. Ltd.	12,254,902	1,041,667
As of June 30, 2009		374,644,801	71,285,663
April 14, 2010	Acquisition of assets from Perlegen Sciences Inc.	29,960,351	1,092,442
As of June 30, 2010		404,605,152	72,378,105
	There were no Ordinary Shares issued in 2011	—	—
As of June 30, 2011		404,605,152	72,378,105
July 27, 2011	Placement of Ordinary Shares as part of capital raising	60,000,000	10,894,537
January 25, 2012	Exercise of 166,667 options @ A$0.045 each	166,667	7,500
As of June 30, 2012		464,771,819	83,280,142

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors.  All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid.  As of the date of this Prospectus, there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be paid to, and held by, the Public Trustee of Victoria.  The payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share or a preference share into a separate account shall not constitute us as a trustee in respect thereof.

Constitution

Our constituent document is a Constitution which is similar in nature to the by-laws of a company incorporated under the laws of the U.S.  Our Constitution does not provide for or prescribe any specific objects or purposes of the Company.  Our Constitution is subject to the terms of the Listing Rules of the Australian Securities Exchange and the Corporations Act 2001.  Our Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.  A summary of the key terms of our Constitution are set out in Item 10.B of our Annual Report on Form 20-F that was filed with the SEC on October 24, 2012.

Shareholders Meetings

We must hold an annual general meeting within five months of the end of each fiscal year.  Our end of fiscal year is currently June 30 each year.  At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditor’s report and vote on matters, including the election of directors, the appointment of the auditor (if necessary) and fixing the aggregate limit of non-executive directors’ remuneration.  We may also hold other meetings of shareholders from time to time.  The annual general meeting must be held in addition to any other meetings which we may hold.

The board of directors may call and arrange a meeting of shareholders, when and where they decide.  The directors must call a meeting of shareholders when requested by shareholders who hold at least 5% of the votes that may be cast at the meeting or at least 100 members who are entitled to vote at the meeting or as otherwise required by the Corporations Act 2001.  Shareholders with at least 5% of the votes that may be cast at a meeting may also call and hold a general meeting, subject to the notification requirements of the Corporations Act 2001.

At least 28 calendar days notice must be given of a meeting of shareholders.

Directors, auditors, shareholders, proxies, and attorneys and representatives of shareholders are entitled to attend general meetings.  We may refuse admission to the meeting to anyone (other than a director) in accordance with our Constitution and applicable Australian law. For the purpose of determining who is a shareholder at a particular meeting, the directors will determine that shareholders at a specified time (typically this will be 48 hours before the meeting) are taken to be shareholders at the meeting.

The necessary quorum for a meeting of shareholders is three shareholders entitled to vote.

Unless applicable law or our Constitution requires a special resolution, a resolution of shareholders is passed if more than 50% of the votes cast by shareholders entitled to vote are cast in favor of the resolution.  A special resolution is passed if the notice of meeting sets out the intention to propose the special resolution and it is passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

A special resolution usually involves more important questions affecting the Company as a whole or the rights of some or all of our shareholders.  Special resolutions are required in a variety of circumstances under our Constitution and the Corporations Act 2001, including without limitation:

•             to change our name;

•             to amend or repeal and replace our Constitution;

•             to approve the terms of issue of preference shares;

•             to approve the variation of class rights of any class of shareholders;

•             to convert one class of shares into another class of shares;

•             to approve certain buy backs of shares;

•             to approve a selective capital reduction of our shares;

•             to approve GTG financially assisting a person to acquire shares in the Company;

•             to remove and replace our auditor;

•             to change our company type;

•             with the leave of an authorized Australian court, to approve our voluntary winding up;

•             to confer on a liquidator of GTG either a general authority or a particular authority in respect of compensation arrangements of the liquidator; and

•             to approve an arrangement entered into between a company about to be, or in the course of being, wound up.

Shareholder Voting Rights

At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands.  Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share and that portion of a vote for any partly paid share that the amount paid on the partly paid share bears to the total amounts paid and payable, on a poll.  This is subject to any other rights or restrictions which may be attached to any shares.  In the case of an equality of votes on a resolution at a meeting (whether on a show of hands or on a poll), the chairman of the meeting has a deciding vote in addition to any vote that the chairman of the meeting has in respect of that resolution.

A poll may be requested by:

•              the chairman of the meeting;

•              at least five shareholders entitled to vote at the meeting;

•              any shareholder or shareholders representing in the aggregate not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting; or

•              any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums representing in the aggregate not less than 5% of the total sum paid up on all the shares conferring that right.

The Listing Rules of the Australian Securities Exchange provide that the votes of certain shareholders must be disregarded in certain circumstances.  Generally, a shareholder’s vote may be disregarded if the person may benefit from the transaction that is the subject of the resolution (subject to certain exceptions, such as where the benefit is received in their capacity as a shareholder in common with other shareholders).  Without limitation, a shareholder’s vote may be disregarded in respect of:

•              the issue of shares or options, if the shareholder is entitled to acquire securities under the issue or has acquired securities under the issue (subject to a range of exceptions including in respect of a pro-rata offer made to all shareholders) or is entitled to any other sort of benefit as a result of the issue (for example underwriting commissions);

•              the amendment of the terms of options, if the shareholder holds the relevant options;

•              if the shareholder is a director, to approve an increase in the remuneration payable to the directors;

•              if the shareholder is a director, in respect of termination benefits payable to directors;

•              the acquisition or disposal of a substantial asset;

•              the issue of securities to specified related parties or anyone else the Australian Securities Exchange considers should not be entitled to vote; and

•              significant transactions such as changes to the nature and scale of our operations or a change to our main undertaking.

The Australian Securities Exchange may also identify a person who in their view should not be entitled to vote.

The Corporations Act 2001 also prohibits shareholders from voting, or requires their votes to be disregarded, on certain matters where the shareholder may benefit, for example:

•             provision of a financial benefit to the shareholder who is a related party;

•             approval of a selective buy back of shares from the shareholder; and

•             approval of a selective return of capital to the shareholder.

Issue of Shares and Changes in Capital

Subject to our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.  Our power to issue shares includes the power to issue bonus shares (for which no consideration is payable to the Company), preference shares (including redeemable preference shares) and partly paid shares.

Subject to the requirements of our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Securities Exchange and any other applicable law, we may:

•             consolidate or divide our share capital into a larger or smaller number by resolution passed by shareholders at a general meeting;

•             may reduce our share capital by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution provided that the reduction is fair and reasonable to our shareholders as a whole, and does not materially prejudice our ability to pay creditors;

•             undertake an equal access buyback of our ordinary shares by ordinary resolution of shareholders (although if we have bought back less than 10% of our shares over the period of the previous 12 months, shareholder approval may not be required); and

•             undertake a selective buyback of certain shareholders’ shares by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution, with no votes being cast in favor of the resolution by any person whose shares are proposed to be bought back or by their associates.

In certain circumstances, including the division of a class of shares into further classes of shares, the issue of additional shares or the issue of a new class of shares, we may require the approval of any class of shareholders whose rights are varied or are taken to be varied by special resolution of shareholders generally and by special resolution of the holder of shares in that class whose rights are varied or taken to be varied.

Dividends may be paid on shares of one class but not another and at different rates for different classes.

Liquidation Rights

After satisfaction of the claims of creditors, preferential payments to holders of outstanding preference shares and subject to any special rights or restrictions attached to shares, on a winding up, any available assets must be used to repay the capital contributed by the shareholders and any surplus must be distributed among the shareholders in proportion to the number of fully paid shares held by them.  For this purpose a partly paid share is treated as a fraction of a share equal to the proportion which the amount paid bears to the total issue price of the share before the winding up began.

If we experience financial problems, the directors may appoint an administrator to take over our operations to see if we can come to an arrangement with our creditors.  If we cannot agree with our creditors, Genetic Technologies Limited may be wound up.

A receiver, or receiver and manager, may be appointed by order of a court or under an agreement with a secured creditor to take over some or all of the assets of a company.  A receiver may be appointed, for example, because an amount owed to a secured creditor is overdue.

We may be wound up by order of a court, or voluntarily if our shareholders pass a special resolution to do so.  A liquidator is appointed when a court orders a company to be wound up or the shareholders of a company pass a resolution to wind up the company.  A liquidator is appointed to administer the winding up of a company.

Calls, Lien and Forfeiture in Respect of Partly Paid Shares

Subject to any special rights or restrictions attached to shares, the board of directors may make calls on the holder of a share for any unpaid portion of the issue price of that share at any time.  The directors may make a call payable by installments.  If the amount called is not paid by the requisite time, the shareholder must pay GTG interest on the amount unpaid from the date the call becomes payable until and including the date of payment and our costs arising from the non-payment.  Joint holders of a share and their respective personal representatives are all jointly and severally liable to pay all calls on the share.  The board of directors may recover an amount presently payable as a result of a call by suing the shareholder for the debt, by enforcing the lien on the share or by declaring forfeiture on the share.  The forfeiture of a share extinguishes the former shareholder’s interest in the share.  We have a first ranking lien on each share registered to a shareholder, dividends payable on a shares, proceeds on the sale of a share for an unpaid call or installment that is due but unpaid on the share, any amounts we are required by law to pay in respect of the shares of that shareholder, and in respect of any interest and costs presently payable to GTG by the shareholder.  We may sell a share to enforce a lien in certain circumstances.  We do not have any partly paid shares outstanding.

Takeovers Act

There are no limitations, either under the laws of Australia or under the Company’s Constitution, to the right of non-residents to hold or vote Genetic Technologies Ordinary Shares other than the Commonwealth Foreign Acquisitions and Takeovers Act 1975 (the “Takeovers Act”).  The Takeovers Act may affect the right of non-Australian residents, including US residents, to hold Ordinary Shares but does not affect the right to vote, or any other rights associated with, any Ordinary Shares held in compliance with its provisions.  Acquisitions of shares in Australian companies by foreign interests are subject to review by the Treasurer of the Commonwealth of Australia under the Takeovers Act.  The Takeovers Act applies to any acquisition of outstanding shares of an Australian company that exceeds, or results in a foreign person or persons controlling the voting power of more than a certain percentage of those shares.

The thresholds are 15% where the shares are acquired by a foreign person, or group of associated foreign persons, or 40% in aggregate in the case of foreign persons who are not associated.  Any proposed acquisition that would result in an individual foreign person (with associates) holding more than 15% must be notified to the Treasurer in advance of the acquisition.  As of October 16, 2012, approximately 34.1% of the outstanding Ordinary Shares in the Company were held by shareholders whose registered addresses were located outside Australia (excluding Ordinary Shares which were held in the form of American Depositary Receipts).  In addition to the Takeovers Act, there are statutory limitations in Australia on foreign ownership of certain businesses, such as banks and airlines, not relevant to the Company.  However, there are no other statutory or regulatory provisions of Australian law or Australian Securities Exchange requirements that restrict foreign ownership or control of Genetic Technologies.

Change of Control

Takeovers of listed Australian public companies, such as GTG, are regulated amongst other things by the Corporations Act 2001 which prohibits the acquisition of a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

A relevant interest is defined very broadly to capture most forms of interest in shares.  Generally, and without limitation, a person will have a relevant interest in securities if they:

•             are the holder of the securities;

•             have power to exercise, or control the exercise of, a right to vote attached to the securities; or

•             have power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).

It does not matter how remote the relevant interest is or how it arises.  If two or more people can jointly exercise one of these powers, each of them is taken to have that power.

If at a particular time a person has a relevant interest in issued securities and the person:

•             has entered or enters into an agreement with another person with respect to the securities;

•             has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities; or

•             has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities,

and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised, the other person is taken to already have a relevant interest in the securities.

A person will also be regarded as having a relevant interest in voting shares in a company if the non-voting securities in which the person already had a relevant interest become voting shares in the company or there is an increase in the number of votes that may be cast on a poll attached to voting shares that the person already had a relevant interest in.  In these circumstances, the acquisition of the relevant interest will occur when the securities become voting shares or the number of votes increases.

There are a number of exceptions to the prohibition on acquiring a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%.  In general terms, some of the more significant exceptions include:

•             when the acquisition results from the acceptance of an offer under a formal takeover bid;

•             when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;

•             when shareholders of the company approve the takeover by resolution passed at a general meeting;

•             an acquisition by a person if, throughout the six months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than three percentage points higher than they had six months before the acquisition;

•             as a result of a pro-rata issue of shares;

•             as a result of dividend reinvestment schemes;

•             as a result of underwriting arrangements;

•             through operation of law;

•             an acquisition which arises through the acquisition of a relevant interest in another listed company;

•             an acquisition arising from an auction of forfeited shares; or

•             an acquisition arising through a compromise, arrangement, liquidation or buyback.

Breaches of the takeovers provisions of the Corporations Act 2001 are criminal offenses.  The Australian Securities and Investments Commission and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities.  There are certain defenses to breaches to the takeovers provisions provided in the Corporations Act 2001.

Disclosure of Interests

The Corporations Act 2001 requires that a person must give notice to GTG in the prescribed form within two business days (or in some cases by the next business day) if:

•             the person begins to have, or ceases to have, a substantial holding in GTG.  A substantial holding will arise if a person and their associates have a relevant interest in 5% or more of the votes in the Company or the person has made a takeover bid for the voting shares in GTG;

•             if the person has a substantial holding in GTG and there is a movement of 1% in their holding; or

•             if the person makes a takeover bid for GTG.

For the purposes of the notification obligation, a relevant interest in the voting shares is defined very broadly to capture most forms of interests in our shares.  Generally, a person will have a relevant interest in securities if such person is the holder of the securities, has power to exercise, or control the exercise of, a right to vote attached to the securities or has power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct control or power).  Likewise, associates are defined broadly and include:

•             corporate entities owned or controlled by the person;

•             corporate entities that control the person;

•             corporate entities that are controlled by an entity which controls the person;

•             persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board;

•             persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board; and

•             persons with whom the person is acting or is proposing to act in concert.

The rights attaching to our shares for non-compliance with the disclosure of interest requirements may result in disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transfer.  A person who contravenes these obligations is liable to compensate a person for any loss or damage the person suffers because of the contravention.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents thirty ordinary shares (or a right to receive thirty ordinary shares) deposited with National Nominees Limited, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If we Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•      Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•      Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ,ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•      Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•      Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. Notwithstanding anything to the contrary contained in the deposit agreement, the depositary will not exercise a discretionary proxy in respect of the deposited securities for which it has not timely received instructions.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$0.02 (or less) per ADS	• Any cash distribution to you
• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
• US$1.50 (or less) per ADR	• Transfers, combination and split-up of ADRs
• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars
• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers If we:	Then:

• Change the nominal or par value of our shares

• Reclassify, split up or consolidate any of the deposited securities

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•  The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities

•  The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•      are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•      are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•      are not liable if either of us exercises discretion permitted under the deposit agreement;

•      have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

•      may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believes in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•      payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•      satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•      compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•      When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•      When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•      When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia.  A majority of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States.  As a result, it may not be possible for you to:

•             effect service of process within the United States upon any of our directors and executive officers or on us;

•             enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•             enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•             to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of Securities for general working capital purposes, including the expansion of our U.S. operations, and the possible acquisition of other complimentary technologies and tests.

Proceeds may also be used for other purposes specified in the applicable prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2012 in accordance with International Financial Reporting Standards (“IFRS”).  The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this Prospectus.

Liabilities
Current liabilities	(1,930,568)
Non-current liabilities	(108,541)
Equity
Contributed equity	83,280,142
Reserves	3,719,419
Accumulated losses	(72,751,549)
Non-controlling interests	154,630
Total equity and liabilities	12,363,533

Note: On October 19, 2012 a total of 10,200,000 options that had previously been granted to certain executives of the Company were exercised.  As a result of this exercise, a total of 10,200,000 ordinary shares were issued on that date at an issue price of $0.045 each, raising A$459,000 in new equity for the Company.

PRICE HISTORY

Markets

The Company’s ordinary shares are publicly traded on the Australian Securities Exchange under the symbol “GTG” and, via Level II American Depositary Receipts, on the NASDAQ Capital Market under the ticker “GENE”.

Price Range of Ordinary Shares

Australian Securities Exchange

The following table sets forth the high and low closing sales prices in Australian dollars of our ordinary shares as reported on the ASX during the periods indicated:

Financial Year	Period Covered	High	Low
		(in $0.00)
Yearly data 2008	Year ended June 30, 2008	0.260	0.090
2009	Year ended June 30, 2009	0.100	0.030
2010	Year ended June 30, 2010	0.063	0.033
2011	Year ended June 30, 2011	0.285	0.020
2012	Year ended June 30, 2012	0.350	0.080

Quarterly data 2011	Quarter ended September 30, 2010	0.040	0.026
	Quarter ended December 31, 2010	0.039	0.020
	Quarter ended March 31, 2011	0.155	0.034
	Quarter ended June 30, 2011	0.285	0.078

2012	Quarter ended September 30, 2011	0.350	0.145
	Quarter ended December 31, 2011	0.175	0.105
	Quarter ended March 31, 2012	0.155	0.092
	Quarter ended June 30, 2012	0.190	0.080

Monthly data 2012	Month ended June 30, 2012	0.165	0.105
	Month ended July 31, 2012	0.150	0.100
	Month ended August 31, 2012	0.130	0.090
	Month ended September 30, 2012	0.120	0.105
	Month ended October 31, 2012	0.120	0.110

NASDAQ Capital Market

The following table sets forth the high and low closing sales prices in United States dollars of our ordinary shares as reported on the NASDAQ Capital Market during the periods indicated:

Financial Year	Period Covered	High	Low
		(in USD)
Yearly data 2008	Year ended June 30, 2008	5.21	2.26
2009	Year ended June 30, 2009	4.99	0.35
2010	Year ended June 30, 2010	1.99	0.90
2011	Year ended June 30, 2011	9.80	0.65
2012	Year ended June 30, 2012	11.06	2.29

Quarterly data 2011	Quarter ended September 30, 2010	1.15	0.79
	Quarter ended December 31, 2010	1.11	0.65
	Quarter ended March 31, 2011	6.94	0.95
	Quarter ended June 30, 2011	9.80	2.29

2012	Quarter ended September 30, 2011	11.06	4.32
	Quarter ended December 31, 2011	5.20	3.03
	Quarter ended March 31, 2012	4.98	2.67
	Quarter ended June 30, 2012	6.20	2.29

Monthly data 2012	Month ended June 30, 2012	4.98	3.02
	Month ended July 31, 2012	4.79	3.05
	Month ended August 31, 2012	4.28	3.11
	Month ended September 30, 2012	4.22	3.26
	Month ended October 31, 2012	3.72	3.33

PLAN OF DISTRIBUTION

We may sell our Securities in any one or more of the following ways from time to time:

•    to or through underwriters;

•    to or through dealers;

•    to our shareholders under a rights entitlement offering;

•    through agents; or

•    directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of Securities will set forth the terms of such offering, including:

•    the type of Securities to be offered;

•    the name or names of any underwriters, dealers or agents and the amounts of Securities underwritten or purchased by each of them;

•    the purchase price of the offered Securities and the proceeds to us from such sale;

•    any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•    the initial offering price;

•    any discounts or concessions to be allowed or reallowed or paid to dealers;

•    any securities exchanges on which such offered Securities may be listed; and

•    the names of the selling shareholders and the number of Securities being offered by them.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If Securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities.  If underwriters are utilized in the sale of the Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters.  If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those Securities.

We may grant to the underwriters options to purchase additional Securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions.  If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those Securities.

If a dealer is utilized in the sales of Securities in respect of which this prospectus is delivered, we will sell those Securities to the dealer as principal.  The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.  Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the Securities so offered and sold.  The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase Securities may be solicited by agents designated by us from time to time.  Any agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement.  Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.  Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the Securities so offered and sold.

Offers to purchase Securities may be solicited directly by us and the sale of those Securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 as amended, with respect to any resale of those securities.  The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase Securities from us pursuant to contracts providing for payments and delivery on a future date.  Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us.  The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject.  The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as our agents.  These remarketing firms will offer or sell the Securities in accordance with a redemption or repayment pursuant to the terms of the Securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of our subsidiaries and will describe the remarketing firm’s compensation.  Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the Securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the Securities under the delayed delivery contracts.  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of Securities, persons participating in the offering, such as any underwriters, may purchase and sell Securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of Securities than they are required to purchase from any issuer in the offering.  Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this Prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If securities are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering.  A rights entitlement offering conducted under applicable Australian rules and regulations is a pro rata offering of additional securities to all our eligible shareholders, as at a specified future record date.  Under applicable Australian Securities Exchange Listing Rules, shareholder approval is not required for a pro rata rights entitlement offering, nor is the issuance of Securities to an Underwriter of any securities not taken up by the eligible shareholders under such an offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of Australia will be passed upon for us by Middletons (registered in Australia).

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the securities registered under this registration statement. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

$
SEC Registration Fee	3,410
Printing expenses	1,000
Legal fees and expenses of the Company	30,000
Accounting fees and expenses of the Company	10,000
Depositary fees and expenses	10,000
Miscellaneous	3,690
Total	58,100

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Prospectus, and certain later information that we file with the SEC will automatically update and supersede this information.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.  We incorporate by reference:

(i)      our Annual Report on Form 20-F for the fiscal year ended June 30, 2012 filed on October 24, 2012 and any amendments thereto;

All annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents.  We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this Prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents.  Requests for such copies should be directed to Genetic Technologies Limited, 60-66 Hanover Street, Fitzroy, Victoria 3065 Australia, Attention: Company Secretary, telephone +61 3 8412 7000.

You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission.  As permitted by the rules and regulations of the Securities and Exchange Commission, this Prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement.  For further information about us and the American Depositary Shares to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as any documents incorporated by reference therein.  Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement or otherwise incorporated by reference therein, each statement being qualified by this reference.  This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees.  You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.  In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Securities and Exchange Commission which can be accessed at http://www.sec.gov.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act.  As a result, although we are subject to the informational requirements of the Exchange Act, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 6-K upon the occurrence of certain material events.  We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act.  We will also be subject to the informational requirements of the Australian Securities Exchange and the Australian Securities and Investments Commission.  You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the Australian Securities Exchange and the Australian Securities and Investment Commission.  Our public filings with the Australian Securities Exchange are electronically available from the Australian Securities Exchange’s website (http://www.asx.com.au), and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

Except for the specific documents incorporated by reference above, no information available on or through our website, or any other website reference herein, shall be deemed to be incorporated into this prospectus or the registration statement of which it is a part.

GENETIC TECHNOLOGIES LIMITED

Ordinary Shares represented by American Depositary Shares

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

November 5, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Except as hereinafter set forth, there is no provision of the Company’s Constitution and Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Rule 35 of the Company’s Constitution provides:

To the extent permit by law, the Company shall indemnify each person who is or has been an officer of the Company or an officer of a related body corporate of the Company, on a full indemnity basis against any liability incurred by the person:

•    in his capacity as an officer of the Company or a related body corporate; and

•    to a person other than the Company or a related body corporate of the Company, unless the liability arises out of conduct of the officer which involves a lack of good faith.

To the extent permitted by law, the Company shall indemnify each person who is or has been an officer of the Company or an officer of a related body corporate of the Company, on a full indemnity basis against any liability for costs and expenses incurred by the person in connection with proceedings involving the person in his or her capacity as an officer of the Company or a related body corporate.

The Company may:

•    enter into, or agree to enter into; and

•    pay, or agree to pay, a premium in respect of,

a contract insuring a person who is or has been an officer of the Company or of a related body corporate of the Company against a liability incurred by the person as such an officer, except in circumstances prohibited by the Law.

Without limiting a person’s right under this Rule 35, the Company may enter into a deed agreeing with the person to give effect to the rights of the person conferred by this rule or the exercise of a discretion under this rule, on such terms and conditions as the directors think fit and which are not inconsistent with this Rule 35.

This Rule 35 does not limit any right the person otherwise has.

In this Rule 35, an officer means a director or secretary of the Company and such other persons as the directors decide from time to time.

The Company maintains liability insurance policies insuring the Company’s directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 9.       EXHIBITS

Exhibit Number	Description

Exhibit 1.1	Form of Underwriting Agreement or Agency Agreement *

Exhibit 2.1

Deposit Agreement, dated as of January 14, 2002, by and among Genetic Technologies Limited, The Bank of New York Mellon, as Depositary, and the Owners and Holders of American Depositary Receipts (such agreement is incorporated herein by reference to the Registration Statement on Form F-6 relating to the ADSs (File No. 333-14270) filed with the Commission on January 14, 2002).

Exhibit 3.1	Constitution **

Exhibit 5.1	Opinion of Middletons (filed herewith)

Exhibit 23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm (filed herewith)

Exhibit 23.2	Consent of Middletons (filed herewith and included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (filed herewith as part of the signature page).

* To be filed as an amendment or as an exhibit to a report filed pursuant to the Exchange Act, as amended and incorporated by reference herein.

** Incorporated by reference to the Exhibit 1.1 to our Annual Report on Form 20-F filed on October 24, 2012.

ITEM 10.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the Prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the Prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)     That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Prospectus was deemed part of and included in the registration statement.

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Filings Incorporating Subsequent Exchange Act documents by reference

The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for acceleration of effective date

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Victoria, Australia, on this 5th day of November 2012.

GENETIC TECHNOLOGIES LIMITED

/s/ PAUL D.R. MacLEMAN
By:	Dr. Paul D.R. MacLeman
Its:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dr. Paul D.R. MacLeman his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form F-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DR. PAUL D.R. MacLEMAN	Chief Executive Officer	November 5, 2012
Dr. Paul D.R. MacLeman	(Principal Executive Officer)

/s/ THOMAS G. HOWITT	Chief Financial Officer	November 5, 2012
Thomas G. Howitt	(Principal Financial and Accounting Officer)

/s/ DR. MELVYN J. BRIDGES	Chairman of the Board of Directors	November 5, 2012
Dr. Melvyn J. Bridges

/s/ TOMMASO BONVINO	Director	November 5, 2012
Tommaso Bonvino

/s/ DR. MALCOLM R. BRANDON	Director	November 5, 2012
Dr. Malcolm R. Brandon

/s/ GREGORY W. BROWN	Director	November 5, 2012
Gregory W. Brown

/s/ DR. MERVYN CASS	Director	November 5, 2012
Dr. Mervyn Cass

/s/ HUW D. JONES	Director	November 5, 2012
Huw D. Jones

Authorized U.S. Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genetic Technologies Limited, has signed this registration statement in the City of Newark, Delaware, on November 5, 2012.

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi, Managing Director
Authorized Representative
in the United States